                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement          [ ]  Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                               OCEAN ENERGY, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

   [X]  No fee required.

   [ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

   (1)  Title of each class of securities to which transaction applies:

-------------------------------------------------------------------------------

   (2)  Aggregate number of securities to which transaction applies:

-------------------------------------------------------------------------------

   (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

-------------------------------------------------------------------------------

   (4)  Proposed maximum aggregate value of transaction:

-------------------------------------------------------------------------------

   (5)  Total fee paid:

-------------------------------------------------------------------------------

   [ ]  Fee paid previously with preliminary materials.

   [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or Schedule and the date of its filing.

   (1)  Amount Previously Paid:

-------------------------------------------------------------------------------

   (2)  Form, Schedule or Registration Statement No.:

-------------------------------------------------------------------------------

   (3)  Filing Party:

-------------------------------------------------------------------------------

   (4)  Date Filed:

-------------------------------------------------------------------------------

                              [OCEAN ENERGY LOGO]

                               OCEAN ENERGY, INC.
                                 HOUSTON, TEXAS

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                       TO BE HELD WEDNESDAY, MAY 10, 2000

Dear Shareholder:

     You are cordially invited to attend the 2000 Annual Meeting of Shareholders (the "Annual Meeting") of Ocean Energy, Inc., a Texas corporation (the "Company"), which will be held on Wednesday, May 10, 2000 at 10:00 a.m., local time, at The Four Seasons Hotel, 1300 Lamar, Houston, Texas. The Annual Meeting will be held for the following purposes:

          1. To elect five directors to serve until the 2003 Annual Meeting of Shareholders;

          2. To ratify the appointment of KPMG LLP as independent auditors of the Company for the fiscal year ending December 31, 2000; and

          3. To transact such other business as may properly come before such meeting or any adjournment(s) or postponement(s) thereof.

     The close of business on March 31, 2000 has been fixed as the record date for the determination of shareholders entitled to receive notice of and to vote at the Annual Meeting or any adjournment(s) or postponement(s) thereof.

     WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, WE ASK THAT YOU SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE TO ENSURE THAT YOUR SHARES WILL BE REPRESENTED. A SELF-ADDRESSED ENVELOPE HAS BEEN ENCLOSED FOR YOUR CONVENIENCE. IF YOU ATTEND THE MEETING, YOU MAY WITHDRAW ANY PREVIOUSLY GIVEN PROXY AND VOTE YOUR SHARES IN PERSON.

                                            By Order of the Board of Directors,

                                        /s/ ROBERT K. REEVES
                                            Robert K. Reeves
                                            Secretary

April 7, 2000

                               OCEAN ENERGY, INC.
                            1001 FANNIN, SUITE 1600
                              HOUSTON, TEXAS 77002
                                 (713) 265-6000

                            ------------------------
                                 PROXY STATEMENT
                            ------------------------

                    SOLICITATION AND REVOCABILITY OF PROXIES

     The enclosed proxy is solicited by and on behalf of the Board of Directors (the "Board of Directors" or the "Board") of Ocean Energy, Inc., a Texas corporation (the "Company"), for use at the 2000 Annual Meeting of Shareholders (the "Annual Meeting") to be held on Wednesday, May 10, 2000 at 10:00 a.m., local time, at The Four Seasons Hotel, 1300 Lamar, Houston, Texas, or at any adjournment(s) or postponement(s) thereof. The solicitation of proxies by the Board of Directors will be conducted primarily by mail. Georgeson & Company Inc. has been retained to assist the Company in the distribution and solicitation of proxies in connection with the Annual Meeting for a fee of $8,000, plus out-of-pocket expenses. In addition, officers, directors and employees of the Company may solicit proxies personally or by telephone, telegram or other forms of wire or facsimile communication. The Company will reimburse brokers, custodians, nominees and fiduciaries for reasonable expenses incurred by them in forwarding proxy material to beneficial owners of common stock (the "Common Stock") of the Company. The costs of the solicitation will be borne by the Company. This proxy statement and the form of proxy were first mailed to shareholders of the Company on or about April 7, 2000.

     The enclosed proxy, even though executed and returned, may be revoked at any time prior to the voting of the proxy (a) by the execution and submission of a revised proxy, (b) by written notice to the Secretary of the Company or (c) by voting in person at the Annual Meeting. In the absence of such revocation, shares represented by the proxies will be voted at the Annual Meeting.

     At the close of business on March 31, 2000, the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting, there were outstanding 166,796,903 shares of Common Stock and 50,000 shares of the Company's Series C Convertible Preferred Stock (the "Convertible Preferred Stock"). Each shareholder is entitled to one vote for each share of Common Stock, and 68.82 votes for each share of Convertible Preferred Stock. Holders of Common Stock and Convertible Preferred Stock will vote together as a single class on the matters to be voted on at the Annual Meeting. The Common Stock and Convertible Preferred Stock are the only classes of outstanding securities of the Company entitled to notice of and to vote at the Annual Meeting.

     The Company's annual report to shareholders for the year ended December 31, 1999, including financial statements, is being mailed with this proxy statement to all shareholders entitled to vote at the Annual Meeting. The annual report does not constitute a part of this proxy soliciting material.

     At a special meeting held on March 30, 1999, the Company's shareholders approved the merger of Ocean Energy, Inc., a Delaware corporation ("OEI") into Seagull Energy Corporation, a Texas corporation ("Seagull"). Seagull, the surviving corporation, was renamed Ocean Energy, Inc. in connection with the merger. This proxy statement relates to the continuing corporation -- Seagull renamed Ocean Energy, Inc.

                             ELECTION OF DIRECTORS
                             (ITEM 1 ON PROXY CARD)

     Five directors are to be elected at the Annual Meeting. The Company's Bylaws provide for a classified Board of Directors, divided into Classes I, II and III, the terms of office of which are currently scheduled to expire, respectively, on the dates of the Company's Annual Meetings of Shareholders in 2002, 2000 and 2001.

The five nominees are to be elected to Class II for a three-year term expiring at the Company's annual meeting of shareholders in 2003.

     THE BOARD OF DIRECTORS RECOMMENDS VOTING "FOR" THE ELECTION OF EACH OF THE NOMINEES.

     A plurality of the votes cast in person or by proxy by the holders of Common Stock and Convertible Preferred Stock, voting together as a class, is required to elect a director. Accordingly, under the Texas Business Corporation Act and the Company's Bylaws, abstentions and broker non-votes would have no effect on the election of directors. A broker non-vote occurs if a broker or other nominee does not have discretionary authority and has not received instructions with respect to a particular item. Shareholders may not cumulate their votes in the election of directors.

     Unless otherwise instructed or unless authority to vote is withheld, the enclosed proxy will be voted FOR the election of the nominees listed below. Although the Board of Directors does not contemplate that any of the nominees will be unable to serve, if such a situation arises prior to the Annual Meeting, the persons named in the enclosed proxy will vote for the election of such other person(s) as may be nominated by the Board of Directors.

     The following table sets forth information regarding the names, ages and principal occupations of the nominees and directors, directorships in other companies held by them and the length of continuous service as a director of the Company (or its predecessor):

                  NOMINEES FOR ELECTION AT THE ANNUAL MEETING

CLASS II NOMINEES                          PRINCIPAL OCCUPATION AND DIRECTORSHIPS           AGE
-----------------                          --------------------------------------           ---
J. Evans Attwell.................  Retired Managing Partner, Vinson & Elkins L.L.P.         69
                                   Director, American General Corporation and Dain
                                   Rauscher Corporation. Director of the Company since
                                   1974.
Barry J. Galt....................  Director, StanCorp Financial Group, Inc., Trinity        66
                                   Industries, Inc. and Friede Goldman Halter, Inc.
                                   Director of the Company since 1983.
Elvis L. Mason...................  Principal, Elvis Mason & Associates, Inc. Consulting     66
                                   and Advisory Services. Director of OEI and a
                                   predecessor entity, United Meridian Corporation
                                   ("UMC"), from 1987 until election as a director of the
                                   Company in March 1999.
David K. Newbigging..............  Chairman, Friends' Provident Life Office, Thistle        66
                                   Hotels plc and Faupel Trading Group plc. Director,
                                   Merrill Lynch & Co., Inc. and Paccar Inc. Director of
                                   OEI and a predecessor entity, UMC, from 1987 until
                                   election as a director of the Company in March 1999.
Dee S. Osborne...................  President, Crest Investment Company (investments);       69
                                   Director, EOTT Energy Corp. (the general partner of
                                   EOTT Energy Partners, L.P.). Director of the Company
                                   since 1983.

                              CONTINUING DIRECTORS

CLASS I DIRECTORS                          PRINCIPAL OCCUPATION AND DIRECTORSHIPS           AGE
-----------------                          --------------------------------------           ---
Milton Carroll...................  Chairman of the Board, President and Chief Executive     49
                                   Officer, Instrument Products, Inc.; Director, Health
                                   Care Service Corporation, Reliant Energy, Inc. and
                                   TEPPCO Partners, LP. Director of the Company since
                                   1997.
Thomas D. Clark, Jr. ............  Ourso Distinguished Professor of Business and Dean of    59
                                   College of Business Administration at Louisiana State
                                   University. Director of OEI from 1997 until election as
                                   a director of the Company in March 1999.
Peter J. Fluor...................  President and Chief Executive Officer, Texas Crude       52
                                   Energy, Inc. (independent oil and gas company);
                                   Director, Fluor Corporation. Director of the Company
                                   since 1980.
Robert L. Howard.................  Retired Vice President of Domestic Operations,           63
                                   Exploration and Production, Shell Oil Company.
                                   Director, Southwestern Energy Company and McDermott
                                   International Inc. Director of OEI and a predecessor
                                   entity, UMC, from 1996 until election as a director of
                                   the Company in March 1999.
Charles F. Mitchell, M.D.........  Otolaryngologist and facial plastic surgeon. Director    51
                                   of OEI from 1995 until election as a director of the
                                   Company in March 1999.

                              CONTINUING DIRECTORS

CLASS III DIRECTORS                        PRINCIPAL OCCUPATION AND DIRECTORSHIPS           AGE
-------------------                        --------------------------------------           ---
John B. Brock....................  Director, Southwest Bank of Texas, Southwest             67
                                   Bancorporation of Texas, Inc., St. Luke's Episcopal
                                   Health System and St. Luke's Episcopal Hospital.
                                   Director of OEI and a predecessor entity, UMC, from
                                   1989 until election as a director of the Company in
                                   March 1999.
James C. Flores..................  Vice Chairman of the Company. Director of OEI from 1992  40 until election as a director of the Company in March
                                   1999.
James T. Hackett.................  Chairman of the Board, President and Chief Executive     46
                                   Officer of the Company. Director, New Jersey Resources
                                   Corporation and Temple-Inland Corp. Director of the
                                   Company since 1998.
R. A. Walker.....................  Senior Managing Director, Prudential Capital Group;      43
                                   Director, Maxus Energy Corporation. Director of the
                                   Company since 1996.

     Each of the nominees and directors named above has been engaged in the principal occupation set forth opposite his name for the past five years except as follows:

     Mr. Clark was employed with Florida State University until 1995 in a variety of positions including Professor and Chairman of the Department of Information and Management Sciences and Director of the Center for Information Systems Research.

     Prior to our merger with OEI, Mr. Galt served as Chairman and Chief Executive Officer of Seagull from 1983 to September 1998, and then as its Chairman until December 1998, and finally as its Vice Chairman until the merger was consummated in March 1999.

     Mr. Mason served as Managing Partner of Mason Best Company, L.P., a merchant banking firm, from 1984 to 1998. He has also served as a director or officer of certain business entities affiliated with Mason Best Company, L.P. since 1991.

     Mr. Newbigging has served as Chairman of Friends' Provident Life Office since May 1998 and as Chairman of Faupel Trading Group P.L.C. since January 1994. He was appointed Chairman of Thistle Hotels plc in March 1999. He also served as Chairman of Equitas Holdings Limited from December 1995 to October 1998.

     Mr. Brock served as Chairman of the Board of OEI from March 1998 until March 1999. He also served as Chairman of the Board of UMC from 1995 to March 1998 at which time UMC was merged into OEI. From 1989 to 1998, Mr. Brock held a variety of positions with UMC, including President and Chief Executive Officer from 1992 to March 1998.

     Mr. Flores was a founder of OEI and has served in various capacities with OEI since its inception in 1992, most recently as President and Chief Executive Officer from July 1995 until March 1999. Mr. Flores served as Chairman of the Board of the Company from March 1999 until January 2000.

     Mr. Hackett served as Chairman of the Board of the Company from January 1999 to March 1999 prior to the merger with OEI and was renamed Chairman of the Board in January 2000. Prior to joining the Company, he served as Group President of the Energy Services division of Duke Energy from June 1997 through September 1998, following the merger of Duke Power Company and PanEnergy Corporation. From January 1996 until the merger, Mr. Hackett served as PanEnergy's Executive Vice President. Prior to his employment with PanEnergy, Mr. Hackett was employed by NGC Corporation from 1990 through December 1995.

SECURITY OWNERSHIP OF DIRECTORS AND MANAGEMENT

     The following table sets forth the number of shares of Common Stock beneficially owned by each director, each nominee for director, the Chief Executive Officer and each of the other four most highly compensated individuals for 1999 who were serving as executive officers of the Company as of December 31, 1999 (the "Named Officers") and the directors and executive officers of the Company as a group, as of the date of this Proxy Statement:

                                                                    COMMON STOCK
                                                                BENEFICIALLY OWNED(1)
                                                           -------------------------------
                                                                                  PERCENT
                                                           NUMBER OF SHARES(2)    OF CLASS
                                                           -------------------    --------
  J. Evans Attwell.......................................          86,000             *
  John B. Brock..........................................       1,170,681(3)          *
  Milton Carroll.........................................          29,000             *
  Thomas D. Clark, Jr. ..................................          40,372             *
  Peter J. Fluor.........................................          73,998(4)          *
  Barry J. Galt..........................................       1,523,647(4)          *
  Robert L. Howard.......................................          46,800             *
  Elvis L. Mason.........................................          65,547             *
  Charles F. Mitchell, M.D...............................          46,700             *
  David K. Newbigging....................................              --(5)          *
  Dee S. Osborne.........................................         131,193             *
  R.A. Walker............................................          28,000(6)          *
  James T. Hackett.......................................         935,832(7)          *
  James C. Flores........................................       8,710,481(7)(8)     5.2%
  William L. Transier....................................         508,014(7)(9)       *
  Robert K. Reeves.......................................         606,423(7)(9)       *
  John D. Schiller, Jr. .................................         208,665(7)(9)       *
  Directors and executive officers as a group:
  (19 persons)...........................................      14,381,863(10)       8.8%

---------------

 *   Less than 1%

(1) Unless otherwise indicated, beneficial owners have sole voting and investment power with respect to the shares listed. Amounts shown are as of April 7, 2000, except for amounts held by the trustees of the Company's thrift plans and Employee Stock Ownership Plan, which are estimated as of December 31, 1999.

(2) Includes shares that the above named persons have a right to purchase within 60 days pursuant to stock options granted under the Company's stock option plans. Such shares are allocated as follows: Mr. Attwell -- 46,000; Mr. Brock -- 871,563; Mr. Carroll -- 28,000; Mr. Clark -- 39,680; Mr.
     Fluor -- 46,000; Mr. Galt -- 1,110,000; Mr. Howard  -- 42,800; Mr. Mason
      -- 50,600; Dr. Mitchell -- 44,360; Mr. Osborne -- 46,000; Mr.
     Walker -- 28,000; Mr. Hackett -- 558,664; Mr. Flores -- 1,760,500; Mr.
     Transier -- 283,334; Mr. Reeves -- 541,037; and Mr. Schiller -- 106,669.
     Prior to exercising these options, the directors and officers will have no voting or investment power with respect to the underlying shares.

(3) Includes 5,000 shares owned by his wife as separate property with respect to which Mr. Brock disclaims beneficial ownership because he has neither voting nor dispositive power with respect to such shares.

(4) Includes 4,000 shares held by certain trusts with respect to which Mr. Fluor is the sole trustee but for which he disclaims any beneficial ownership.

(5) Mr. Newbigging has been the recipient of various stock options which have been assigned to a trust of which members of his family are the beneficiaries and of which Mr. Newbigging is not the trustee.

(6) Does not include 5,562,261 shares held by The Prudential Insurance Company of America ("Prudential"). Mr. Walker is a Senior Managing Director of Prudential Capital Group, a division of Prudential.

(7) Includes shares held by the trustee of the Company's Employee Stock Ownership Plan for which the above Named Officers have sole voting power and no investment power. Shares held are as follows: Mr. Hackett -- 2,168; Mr. Flores -- 2,168; Mr. Transier -- 6,080; Mr. Reeves -- 2,168; and Mr. Schiller -- 2,168.

(8)  Includes 3,305,016 shares held by a family limited partnership.

(9) Includes shares held by the trustees of the Company's thrift plans for which the above Named Officers have sole voting power and no investment power. Shares held are as follows: Mr. Flores -- 6,563; Mr.
     Transier -- 69,501; Mr. Reeves -- 2,128; and Mr. Schiller -- 1,053.

(10) Includes 128,144 shares held for directors and executive officers as a group in the Company's thrift plans and Employee Stock Ownership Plan for which such persons have sole voting power and no investment power. Also, includes 5,745,832 shares for directors and executive officers as a group that such persons have the right to purchase within 60 days pursuant to options granted under the Company's stock option plans. Prior to exercising these options, said persons will have no voting or investment power with respect to the underlying shares.

                             PRINCIPAL SHAREHOLDERS

     To the knowledge of the management of the Company and based upon filings with the Securities and Exchange Commission ("SEC"), the only person who may be deemed to own beneficially more than 5% of the outstanding Common Stock (including any "group" as that term is used in Section 13(d)(3) of the Exchange
Act), as of the date of this Proxy Statement, is named in the following table:

NAME AND ADDRESS OF BENEFICIAL OWNER                     NUMBER OF SHARES   PERCENT OF CLASS
------------------------------------                     ----------------   ----------------
James C. Flores........................................         (1)               5.2%
  1001 Fannin, Suite 1600
  Houston, Texas 77002

---------------

(1) See Notes 1, 2, 7 and 8 to the table set forth under the heading "Security Ownership of Directors and Management."

DIRECTORS' MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

     The Company's Board of Directors held ten meetings during 1999. Each director attended at least 75% of the aggregate total meetings of the Board of Directors and the committees on which such director served during his tenure of service.

     The Board has the following standing committees, the current members of which were appointed by the Board on March 30, 1999:

          Audit Committee. The Audit Committee currently consists of Messrs. Osborne (Chairman), Attwell, Carroll, Howard and Newbigging. The Committee's principal functions are to confirm the existence of effective accounting and internal control systems and to oversee the entire audit function, both independent and internal. During 1999, the Audit Committee held three meetings.

          Organization and Compensation Committee. The Organization and Compensation Committee currently consists of Messrs. Mason (Chairman), Carroll, Clark, Mitchell and Walker. The Committee's principal functions are to study, advise and consult with the Company's management respecting the compensation of officers and other key employees of the Company. During 1999, the Compensation Committee held six meetings.

          Executive Committee. The Executive Committee currently consists of Messrs. Fluor (Chairman), Attwell, Brock, Galt and Mason. The Committee's principal function is to aid and assist the Company's management in the day-to-day operation of the Company. During 1999, the Executive Committee held four meetings.

          Nominating Committee. The Nominating Committee currently consists of Messrs. Clark (Chairman), Carroll, Fluor, Howard and Mitchell. The Committee's principal function is to make proposals to the full Board of Directors for candidates to be nominated by the Board to fill vacancies or for new directorship positions, if any, which may be created from time to time. The Nominating Committee will consider suggestions from any source, particularly shareholders, regarding possible candidates for director. With respect to the procedures that must be followed in order for nominations from shareholders to be considered, see "Shareholder Proposals and Director Nominations." During 1999, the Nominating Committee held two meetings.

COMPENSATION OF DIRECTORS

     Prior to the effectiveness of the merger with OEI, each director of the Company who was not a full-time employee was paid a director's fee of $24,000 plus $1,000 for each Board of Directors and Committee meeting attended. A nonemployee director who attended a meeting of a committee of which he was not a member was entitled to an attendance fee of $1,000. Each nonemployee director who served as a committee chairman prior to the merger received an additional $1,000 per year.

     Concurrent with the effectiveness of the merger, the director fee payable to each director of the Company who was not a full-time employee increased to $35,000 (on an annualized basis) and each such director was entitled to an attendance fee of $1,000 for each Board of Directors and Committee meeting attended. Following the merger, the fee payable to each nonemployee director who served as a committee chairman was increased to $5,000 per year.

     Stock Options. The 1999 Long Term Incentive Plan (the "Plan") provides for the grant of options to acquire Common Stock to each director who is not also an employee of the Company (each a "Director"). On the date of any annual meeting of shareholders prior to the termination of the Plan, each Director who is continuing in office will automatically receive an option to purchase 6,000 shares of Common Stock at an exercise price equal to the fair market value of the Common Stock on the date of grant with one-third vested at each of the next three annual meeting dates. In addition, each Director who is elected or appointed to the Board of Directors for the first time will receive on the date of such director's election or appointment an option to purchase 10,000 shares of Common Stock at an exercise price equal to the fair market value of the

Common Stock on the date of grant with 50% immediately vested and the remaining 50% vested on the next annual meeting of shareholders of the Company. All outstanding options have terms of ten years.

     Deferred Fee Plan. The Company has an Outside Directors Deferred Fee Plan (the "Deferred Fee Plan"), a non-qualified deferred compensation plan, pursuant to which all directors who are not employees of the Company ("Outside Directors") may elect to defer all or a portion of their directors' fees. Outside Directors are permitted to make quarterly elections regarding the method of income crediting for these deferrals, which may be credited either based upon "phantom stock" units (which have the same value as Common Stock, and increase or decrease in value to the full extent of any increase or decrease in the value of the Common Stock and receive credit for any cash or stock dividends paid with respect to the Common Stock) or with interest equivalents based upon the prime rate of interest as published in The Wall Street Journal on the last day of the quarter, plus a bonus rate of interest of up to 2% depending on the number of years the Outside Director has served on the Board. Distributions under the Deferred Fee Plan can be made only in cash. As of April 7, 2000, all Outside Directors except Messrs. Brock, Clark, Mitchell, Newbigging and Walker were participants in the Deferred Fee Plan.

CERTAIN TRANSACTIONS

     Simultaneously with OEI's acquisition of its Main Pass 69, South Pass 24 and South Pass 27 fields in 1992, 1993 and 1993, respectively, and in consideration of its efforts in consummating the acquisition of such fields, Sable Minerals, Inc. ("Sable") was granted a non-cost bearing overriding royalty representing an average 0.9% net revenue interest in the fields by the owner of a minority interest in such fields. Sable is a corporation owned by James C. Flores, Vice Chairman of the Company. The royalty interest was reserved out of and burdens only the minority interest, which was acquired by OEI in December 1994. During 1999, the Company paid $619,816 to Sable with respect to such interest.

     During 1999, the Company paid the father of Mr. Flores $127,331 for various geological consulting services.

     During 1999, the Company through a third party relocation agency purchased Mr. Flores' principal residence and property located in Baton Rouge, Louisiana for $4,192,706. Such amount represented the fair market value of the residence and property as independently appraised. This purchase was made pursuant to Mr. Flores' then existing employment agreement which required the Company to reimburse Mr. Flores' for all out-of-pocket expenses incurred in connection with his relocation to Houston, Texas. The Company is currently marketing this residence and property for resale.

     During 1999, the Company retained the law firm of Vinson & Elkins L.L.P., of which Mr. Attwell, a director of the Company, is retired managing partner, to perform various legal services for the Company. Vinson & Elkins L.L.P. has been retained to perform similar services in 2000.

     During 1999, the Company retained the law firm of Moyers, Martin, Santee, Imel & Tetrick ("Moyers, Martin"), of Tulsa, Oklahoma, with respect to matters of Oklahoma law. Moyers, Martin has been retained to perform similar services with respect to matters of Oklahoma law in 2000. Mr. D. Stanley Tacker, Mr. Galt's son-in-law, is a partner in Moyers, Martin. Mr. Galt was a director and executive officer of the Company during 1999 and continued to serve as a director following the merger with OEI.

     The following director and executive officers have outstanding loans from the Company. These loans were made in connection with the exercise of stock options.

                                                     AMOUNT OUTSTANDING
                                                (INCLUDING ACCRUED INTEREST)
NAME                                              AS OF DECEMBER 31, 1999      MATURITY DATE   INTEREST RATE
----                                            ----------------------------   -------------   -------------
Barry J. Galt.................................           $1,530,739             5/31/2002           6.5%
William L. Transier...........................           $  404,134            12/17/2002           4.8%
John D. Schiller, Jr. ........................           $  510,454            12/17/2002           4.8%

     Since the inception of these loans, no payments of principal or interest have been made. The loan to Mr. Galt was made on September 2, 1998 pursuant to his employment and consulting agreement to allow for the exercise of 192,000 options. The loans to Mr. Transier and Mr. Schiller were made on December 17, 1998 to allow for the exercise of 60,982 and 77,025 stock options, respectively, pursuant to the Company's Equity Ownership Program. Each of these loans is secured by the shares of Common Stock acquired upon exercise of the stock options described above. The amounts outstanding listed in the above table represent the maximum aggregate amount outstanding (including accrued interest) during 1999.

SECTION 16 COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers, directors and persons who own more than 10% of the Common Stock to file reports of ownership and changes in ownership concerning the Common Stock with the SEC and to furnish the Company with copies of all Section 16(a) forms they file. Based upon the Company's review of the Section 16(a) filings that have been received by the Company, the Company believes that all filings required to be made under Section 16(a) during 1999 were timely made, except that certain shares of the Company's Common Stock were omitted from John B. Brock's initial Form 3 and a purchase of Common Stock by John D. Schiller, Jr. in October 1999 was inadvertently not reported on a Form 4. Mr. Brock's and Mr. Schiller's 16(a) filings were subsequently amended to reflect the ownership of these shares of Common Stock.

                             EXECUTIVE COMPENSATION

     The following table sets forth the annual and long-term compensation for services in all capacities to the Company for the fiscal years ended December 31, 1999, 1998 and 1997, of the Named Officers:

                           SUMMARY COMPENSATION TABLE

                                                                           LONG-TERM COMPENSATION
                                                                          -------------------------
                                       ANNUAL COMPENSATION                         AWARDS
                           --------------------------------------------   -------------------------
                                                              OTHER       RESTRICTED    SECURITIES
                                                              ANNUAL        STOCK       UNDERLYING     ALL OTHER
                                                           COMPENSATION    AWARD(S)    OPTIONS/SARS   COMPENSATION
NAME & PRINCIPAL POSITION  YEAR   SALARY($)     BONUS($)      ($)(1)        ($)(2)        (#)(3)         ($)(4)
-------------------------  ----   ---------     --------   ------------   ----------   ------------   ------------
James T. Hackett.........  1999   $  3,600(5)   $475,000      $  --       $1,527,600     575,000        $57,815(6)
  Chairman of the Board,   1998   $    875(5)   $500,000      $  --       $  677,922     391,996        $22,015(6)
  President and Chief      1997   $     --      $     --      $  --       $       --          --        $    --
  Executive Officer
James C. Flores(7).......  1999   $450,000      $425,000      $  --       $       --     500,000        $59,995
  Vice Chairman            1998   $     --      $     --      $  --       $       --          --        $    --
                           1997   $     --      $     --      $  --       $       --          --        $    --
William L. Transier......  1999   $341,500      $350,000      $  --       $       --     250,000        $36,246
  Executive Vice
  President                1998   $290,500      $300,000      $  --       $  554,186     130,982        $53,586
  and Chief Financial      1997   $260,000      $120,000      $  --       $       --      40,000        $32,972
  Officer
Robert K. Reeves(7)......  1999   $262,500      $300,000      $  --       $       --     250,000        $15,611
  Executive Vice
  President,               1998   $     --      $     --      $  --       $       --          --        $    --
  General Counsel and      1997   $     --      $     --      $  --       $       --          --        $    --
  Secretary
John D. Schiller, Jr. ...  1999   $287,500      $250,000      $  --       $       --     200,000        $26,129
  Executive Vice
  President,               1998   $ 72,917      $ 70,614      $  --       $       --     117,025        $63,970
  Operations               1997   $     --      $     --      $  --       $       --          --        $    --

---------------

(1) Includes "Perquisites and Other Personal Benefits" if value is greater than the lesser of $50,000 or 10% of reported salary and bonus.

(2) The restricted stock included in the table represents the fair market value of the entire restricted stock award on the date of grants. The Company does not currently pay dividends on its Common Stock; however, it would pay dividends on the restricted stock should the Company change its dividend policy.

    Mr. Hackett received 241,996 shares of restricted stock with respect to which the restrictions were scheduled to lapse on various dates through September 16, 2002. As a result of the merger, all of the restrictions related to the restricted stock held by Mr. Hackett and Mr. Transier lapsed in March 1999.

(3) No grants of stock appreciation rights have been made.

(4) Amounts reported under "All Other Compensation," represent contributions by the Company to defined contribution plans, parking or car allowances and premiums paid on life insurance policies, and in the case of Mr. Hackett and Mr. Flores, include amounts for personal use of aircraft chartered by the Company. Also includes a sign-on bonus paid to Mr. Schiller in 1998.

(5) Under Mr. Hackett's employment agreement, Mr. Hackett received his annual compensation of $500,000 for 1998 and 1999 in the form of stock options. In connection with the merger with OEI, Mr. Hackett's salary increased from $500,000 to $600,000. Mr. Hackett deferred this increase, which is not reflected in the above table, under the Company's Supplemental Benefit Plan as phantom shares or common stock equivalents. As a result, Mr. Hackett received only a nominal amount of 1999 base salary in cash sufficient to cover costs associated with the Company's benefit plans. During 1998, Mr. Hackett elected to waive receipt of his 1998 and 1999 salary in exchange for an option to purchase 200,000 shares of Common Stock.

(6) Includes annual premium payments paid by the Company for Mr. Hackett's Flexible Premium Adjustable Life Insurance policy of $1,390 for both 1999 and 1998. The remaining amounts represent contributions by the Company to the Company's defined contribution plans.

(7) Mr. Flores and Mr. Reeves assumed their positions with the Company in March 1999, upon consummation of the merger with OEI. Mr. Flores served as Chairman of the Board of the Company until January 2000 when he assumed his current position.

COMPENSATION ARRANGEMENTS

  Employment Agreements.

     Mr. Hackett entered into a three-year employment agreement with the Company effective September 16, 1998. The term of Mr. Hackett's employment agreement is extended automatically for an additional year on each anniversary of the employment agreement, unless terminated prior to such renewal by either Mr. Hackett or the Company. Consequently, the remaining term of Mr. Hackett's employment agreement will always range from two to three years. However, if the Company terminates Mr. Hackett's employment for cause (as defined in the agreement), or because of Mr. Hackett's uncorrected material breach of the employment agreement, the employment agreement will terminate. Similarly, if Mr. Hackett voluntarily terminates his employment for reasons other than the Company's uncorrected material breach of the employment agreement, his failure to be re-elected to the positions specified in the employment agreement, including as a director, the assignment of duties materially inconsistent with his positions, or the relocation of the principal place of his employment by more than 50 miles, the employment agreement will terminate. The employment agreement provides for Mr. Hackett to serve as the Company's President and Chief Executive Officer and as a member of the Board of Directors and, effective January 1, 2000, as Chairman of the Company's Board of Directors. The employment agreement also includes noncompetition provisions that apply while Mr. Hackett is employed by the Company and for two years following a termination of Mr. Hackett's employment by reason of his disability or a voluntary termination by Mr. Hackett prior to September 16, 2000. During his term of employment, Mr. Hackett will also receive various club memberships and certain other personal and business-related benefits.

     The foregoing description reflects an amendment to Mr. Hackett 's employment agreement effective January 1, 2000, that amended the provision pertaining to Mr. Hackett's service as Chairman of the Company's Board of Directors and the noncompetition provision, both of which had been amended previously in connection with the merger.

     Mr. Flores entered into a two-year employment agreement with the Company effective January 1, 2000, which replaced an existing employment agreement. Following the two-year term of the employment agreement, with the consent of the Company, Mr. Flores may continue to be employed by the Company either as an "at will" employee or pursuant to another employment agreement mutually agreed upon by Mr. Flores and the Company. However, if the Company terminates Mr. Flores' employment for cause (as defined in the agreement), or because of Mr. Flores' uncorrected material breach of the employment, the employment agreement will terminate. Similarly, if Mr. Flores voluntarily terminates his employment for reasons other than the Company's uncorrected material breach of the employment agreement, the employment agreement will terminate. The employment agreement provides for Mr. Flores to serve as Vice Chairman of the Company's Board of Directors and to have such powers and duties as designated by the Company's Bylaws and as may assigned to him by the Company's Chief Executive Officer. The employment agreement also includes noncompetition provisions that apply during the term of the employment agreement. During his term of employment, Mr. Flores will receive a salary of $100,000 per year and various club memberships and certain other personal and business-related benefits.

     Under the terms of his previous employment agreement and in consideration of Mr. Flores' resignation as Chairman of the Board of Directors of the Company and acceptance of the position of Vice Chairman of the Board of Directors of the Company, the Company agreed to pay to Mr. Flores a lump sum cash payment in the amount of $5.4 million dollars and to vest all of Mr. Flores' outstanding and unvested stock options.

     Mr. Transier entered into a five-year employment agreement with the Company effective June 22, 1999, which replaced an existing severance agreement. However, if the Company terminates Mr. Transier's employment because of his misconduct or disability (both as defined therein), the employment agreement will terminate. Similarly, if Mr. Transier resigns for other than good reason (as defined therein), the employment agreement will terminate. The employment agreement provides for Mr. Transier to serve as Executive Vice President and Chief Financial Officer of the Company. Mr. Transier's salary is subject to review and possible increase by the Company's Board of Directors on an annual basis. Further, during his term of employment, Mr. Transier will receive certain other personal and business-related benefits.

     Mr. Reeves entered into a five-year employment agreement with the Company effective June 22, 1999, which replaced an existing employment agreement. However, if the Company terminates Mr. Reeves' employment because of his misconduct or disability (both as defined therein), the employment agreement will terminate. Similarly, if Mr. Reeves resigns for other than good reason (as defined therein), the employment agreement will terminate. The employment agreement provides for Mr. Reeves to serve as Executive Vice President, General Counsel and Corporate Secretary of the Company. Mr. Reeves' salary is subject to review and possible increase by the Company's Board of Directors on an annual basis. Further, during his term of employment, Mr. Reeves will receive an automobile allowance and certain other personal and business-related benefits.

  Executive Severance Agreements.

     Messrs. Hackett and Schiller have entered into agreements with the Company (the "Severance Agreements") that provide certain severance benefits in the event their employment is subject to an involuntary termination (as defined therein) within two years following a change of control (as defined therein) of the Company. The merger between the Company and OEI is deemed a change of control within the meaning of the Severance Agreements. The initial term of the Severance Agreements is two years. This term may be extended for successive two-year terms following the initial term; however, if a change of control occurs during the term of the Severance Agreements, the Severance Agreements cannot terminate until two years after the change of control. The Severance Agreements generally provide for (a) the payment of 2.99 times the sum of annual salary and targeted incentive bonus or, where applicable two-year average bonus at the time of the change of control or the involuntary termination, whichever is greater, and, where applicable, reduced by the present value of any salary continuation, bonus or severance payments payable under any other Company plan, policy or agreement, other than a plan within the meaning of section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, (b) where applicable, the payment of targeted incentive bonus if the involuntary termination occurs after a bonus is earned but before it is paid, (c) the continuation of health and insurance benefit coverage at active employee cost for up to thirty-six months, and (d) outplacement services up to a maximum cost of $6,000. Additionally, the Severance Agreements provide that if any payments to an executive by the Company would be subject to any excise tax imposed by section 4999 of the Code, a "gross-up" payment will be made to place such executive in the same net after-tax position as would have been the case if no excise tax had been imposed.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                     AND FISCAL YEAR-END OPTION/SAR VALUES

     The following is information with respect to the unexercised options to purchase Common Stock under the Company's stock option plans granted to the Named Officers and held by them at December 31, 1999.

                                                             NUMBER OF SECURITIES
                                                            UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                                                OPTIONS/SARS AT          IN-THE-MONEY OPTIONS/SARS
                               SHARES                        DECEMBER 31, 1999 (#)       AT DECEMBER 31, 1999 ($)
                            ACQUIRED ON       VALUE       ---------------------------   ---------------------------
                            EXERCISE (#)   REALIZED ($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
                            ------------   ------------   -----------   -------------   -----------   -------------
James T. Hackett..........         --        $     --        391,996       575,000      $       --      $375,000
James C. Flores...........         --        $     --      1,260,500       500,000      $1,651,982      $375,000
William L. Transier.......         --        $     --        200,000       250,000      $       --      $187,500
Robert K. Reeves..........     30,000        $207,405        457,703       250,000      $  451,427      $187,500
John D. Schiller, Jr. ....         --        $     --         40,000       200,000      $       --      $150,000

OPTION/SAR GRANTS IN LAST FISCAL YEAR

     The following is information with respect to grants of options in fiscal 1999 pursuant to the Company's stock option plans to the Named Officers reflected in the Summary Compensation Table on page 8. No stock appreciation rights were granted under those plans in fiscal 1999.

                                             INDIVIDUAL GRANTS
                           ------------------------------------------------------
                            NUMBER OF      PERCENT OF                               POTENTIAL REALIZABLE VALUE AT
                            SECURITIES       TOTAL                                     ASSUMED ANNUAL RATES OF
                            UNDERLYING    OPTIONS/SARS                              STOCK PRICE APPRECIATION FOR
                           OPTIONS/SARS    GRANTED TO    EXERCISE OR                       OPTION TERM(2)
                             GRANTED      EMPLOYEES IN   BASE PRICE    EXPIRATION   -----------------------------
                              (#)(1)      FISCAL YEAR      ($/SH)         DATE           5%              10%
                           ------------   ------------   -----------   ----------   -------------   -------------
James T. Hackett.........    400,000          7.5%        $ 6.8125     3/30/2009     $1,713,738      $4,342,948
                             100,000          1.9%        $   9.75     5/25/2009     $  613,172      $1,553,899
                              75,000          1.4%        $10.5625     9/16/2009     $  498,202      $1,262,543
James C. Flores..........    400,000          7.5%        $ 6.8125     3/30/2009     $1,713,738      $4,342,948
                             100,000          1.9%        $   9.75     5/25/2009     $  613,172      $1,553,899
William L. Transier......    200,000          3.7%        $ 6.8125     3/30/2009     $  856,869      $2,171,474
                              50,000          0.9%        $   9.75     5/25/2009     $  306,586      $  776,949
Robert K. Reeves.........    200,000          3.7%        $ 6.8125     3/30/2009     $  856,869      $2,171,474
                              50,000          0.9%        $   9.75     5/25/2009     $  306,586      $  776,949
John D. Schiller, Jr. ...    160,000          3.0%        $ 6.8125     3/30/2009     $  685,495      $1,737,179
                              40,000          0.8%        $   9.75     5/25/2009     $  245,269      $  621,560

---------------

(1) All options that were granted on March 30, 1999 were granted at an exercise price of $6.8125. All options that were granted on May 25, 1999 were granted at an exercise price of $9.75. The remaining options were granted on September 16, 1999. All options vest in one-third increments on the first three anniversaries of the grant date. The exercise price per share is equal to the closing price of Common Stock on the NYSE Composite Tape on the date of grant.

(2) The dollar amounts under these columns represent the potential realizable value of each grant of options assuming that the market price of Common Stock appreciates in value from the date of grant at the 5% and 10% annual rates of return prescribed by the SEC. These calculations are not intended to forecast possible future appreciation, if any, of the price of Common Stock.

REPORT OF THE ORGANIZATION AND COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

     The primary goal of the Organization and Compensation Committee (the "Committee") is to establish a compensation program that serves the long-term interests of the Company and its shareholders. We intend to attract and retain the highest caliber executive talent in the industry. The quality and caliber of executive talent is fully expected to manifest itself in superior Company performance within the industry. Generally, the strategy for managing executive compensation will emphasize highly leveraged variable compensation, with a strong link to Company performance. We intend to emphasize variable and equity components of compensation that, upon attainment of expected performance, will position total compensation at or near the 75th percentile of the competitive market.

     The Company's executive compensation program, as structured and implemented by our Committee, consists of three main components: (1) base salary; (2) potential for an annual bonus based on overall Company performance as well as individual performance; and (3) the opportunity to earn long-term stock-based incentives that are intended to encourage the achievement of superior results over time and to align executive and shareholder interests. We engage the outside compensation consulting firm of William M. Mercer, Incorporated ("Mercer") for advice in evaluating the executive compensation levels of the Company's executive officers. Mercer's evaluation includes a peer group of companies substantially similar to the peer group named under the heading "Shareholder Return Performance Presentation" and various energy industry survey sources.

     Base Salary. The Company's objective in determining base salaries is to position base salaries for executives between the 50th and 75th percentile of the competitive market. Based upon Mercer's evaluation, we believe that the base salary objectives have been met.

     Adjustments to base salaries are made on an as needed basis depending on the executive's performance over time and such factors as changes in job scope, competitive market and the Company's size. No specific weight or emphasis is placed on any one of these factors.

     Annual Incentive Compensation. Annual incentive compensation is intended to provide additional reward opportunities to our executives depending on individual and Company performance. Annual incentives are determined at the end of the fiscal year based on an evaluation of individual and Company performance. Company performance is measured against the goals approved by the Board of Directors at the beginning of the fiscal year for which the incentive compensation is being paid. Generally, Company performance goals for any fiscal year will include a combination of such factors as successful drilling results, reduction in production and operating costs, increases in production and reserves, attainment of cash flow and net income goals, implementation of corporate finance strategies, successful mergers and acquisitions and common stock price performance.

     Annual incentive payments could position the executive's total cash compensation between the 75th to 90th percentile of the competitive market when justified by superior Company performance. We utilize data obtained from Mercer to determine the target annual incentive award levels. Annual incentive award payments can increase to a maximum of two times the targeted percentage or decrease to zero for any year, based upon the achievement of predetermined Company and individual performance goals.

     The 1999 Company performance goals also specifically included a reduction in gross lease operating expenditures from 1998 levels, a reduction in gross general and administrative expenditures on an annualized basis, reduction in interest costs per barrel of oil equivalent produced, the sale of at least $400 million in oil and gas properties, reduction of debt/total capitalization, and a limiting of capital expenditures to internally generated cash flow.

     No specific weight or emphasis is placed on any one of these goals. After the objective goals are measured independently and evaluated as a whole, we evaluate the individual executive's performance and the Company's stock price performance.

     Long-Term Incentive Compensation. The Company delivers long-term incentive compensation in the form of stock option grants and, on a limited basis to the senior executives, restricted stock awards. We believe strongly that incentive compensation in the form of stock options and restricted stock tends to align the interests of employees and shareholders by rewarding performance that increases shareholder value. Option holders will only realize value when the stock price increases over the exercise price established on the date of grant, after vesting has occurred and upon exercise of the option. Restricted stock recipients will only realize value if they remain employed by the Company until the end of the vesting period, during which time and, thereafter, they have a significant incentive to influence stock price appreciation.

     We determine the size of the grants by considering the value of the long-term incentive grants to similarly situated executives of companies included in the peer group. The Company's long-term incentive grants are intended to approximate the 75th percentile value of grants made by companies in the peer group. We base decisions concerning individual option grants on the individual performance and the level of responsibility of the executive. The Committee does not utilize the number of options, restricted stock awards or shares held by any individual as a factor to limit long-term incentive grants to that individual in subsequent years.

     All outstanding options have terms of ten or eleven years, depending on the plan from which they were granted. All options granted in 1999 have ten year terms and, with the exception of grants made to Mr. Hackett under the terms of his Employment Agreement, vest in three equal annual installments beginning one year from the date of grant. All options have been granted at 100% of the market value of the Common Stock on the date of grant. The exercise price is payable in cash, shares of Common Stock, or any combination thereof. With the exception of a grant made to Mr. Hackett under the terms of his Employment Agreement, no restricted stock awards were made to executives during 1999.

     We periodically review the Company's executive compensation strategy to ensure that the Company provides an appropriate mix of base salary and short-term and long-term compensation opportunities that are competitive with market alternatives.

  Chief Executive Officer Compensation

     As previously described, we consider several factors in developing an executive compensation package. For the Chief Executive Officer, these factors include competitive pay practices (consistent with the philosophy of market competitiveness described above for other executives), experience, achievement of strategic goals and financial success of the Company. Specific actions taken by our Committee regarding Mr. Hackett's compensation in 1999 are summarized below.

     Base Salary. As with the Company's other executives, Mr. Hackett's 1999 base salary was based on a review of a variety of factors such as certain individual performance criteria and such factors as changes in job scope, competitive market and the Company's size. Following the merger in March 1999, we increased Mr. Hackett's salary from $500,000 to $600,000 per year. The salary increase was deferred under the Supplemental Benefit Plan as phantom shares or common stock equivalents. Mr. Hackett received only a nominal amount of 1999 base salary in cash sufficient to cover the cost of benefit plans, having elected in 1998 to waive receipt of his then current base salary through 1999 in exchange for an option to purchase 200,000 shares of Common Stock. Effective January 1, 2000, Mr. Hackett's base salary became payable in cash.

     Annual Incentive Compensation. As a result of his leadership in the attainment of the Company's 1999 goals and the stock price performance as previously described, we awarded Mr. Hackett a 1999 bonus award of $475,000, which is 79% of his 100% target.

     Long-Term Incentive Compensation. In accordance with his Employment Agreement, Mr. Hackett was granted a restricted stock grant covering 241,996 shares on January 1, 1999. This grant was scheduled to vest in one-third increments on the first three anniversaries of his date of employment. However, as a result of the merger, the restrictions associated with this grant lapsed in March 1999. Also in accordance with his employment agreement, Mr. Hackett was granted a stock option covering 75,000 shares. The stock options were granted on September 16, 1999. They have an exercise price of $10.5625, which was the fair market value on the date of grant, and vest in 25% increments on the first four anniversaries of the date of grant.

     In connection with the merger, Mr. Hackett was granted stock options covering 400,000 shares on March 30, 1999 and 100,000 shares on May 25, 1999. The stock options have an exercise price of $6.8125 and $9.75, respectively, and vest in one-third increments on the next three anniversaries of the dates of grants.

     Section 162(m). Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), which was enacted in 1993, precludes a public corporation from taking a deduction in 1994 or subsequent taxable years for compensation in excess of $1 million paid to its chief executive officer or any of its four other highest-paid officers. However, compensation that qualified under Section 162(m) of the Code as "performance-based" is specifically exempt from the deduction limit. Our Committee has been advised that the Company's ability to deduct compensation income generated in connection with the exercise of stock options granted under the Company's stock option plans should not be limited by
Section 162(m) of the Code. We believe that it is not in the shareholders' interests to modify the Company's annual incentive plan to enable the Company to meet the requirements of the Code provisions which limit to $1 million the deductibility of annual cash compensation paid to any executive officer named in the Summary Compensation Table for corporate income tax purposes. We believe that it is in the shareholders' interests for our Committee to retain discretion in the awarding of cash bonuses to the officers to better ensure that the bonus which is paid to each officer reflects the officer's contribution to the achievement of the Company's goals. The Company has determined that the impact to the Company, if any, of being unable to deduct that portion of the cash bonus paid to officers which, together with their annual salary, exceeds $1 million will be minimal.

                                            Organization and Compensation
                                            Committee

                                            Elvis L. Mason, Chairman
                                            Milton Carroll
                                            Thomas D. Clark, Jr.
                                            Charles F. Mitchell
                                            R. A. Walker

SHAREHOLDER RETURN PERFORMANCE PRESENTATION

     The performance graph shown below was prepared by using data from the Standard and Poor's Compustat Database for use in this Proxy Statement. As required by applicable rules of the SEC, the graph was prepared based upon the following assumptions:

          1. $100 was invested in Common Stock, the Old Peer Group (as defined below), the New Peer Group (as defined below) and the S&P 500 on December 31, 1994.

          2. The Old Peer Group and New Peer Group investments are weighted based on the market capitalization of each individual company within the applicable peer group at the beginning of each year.

          3. Dividends are reinvested on the ex-dividend dates.

     The old industry peer group (the "Old Peer Group") is comprised of the following: Anadarko Petroleum Corporation, Apache Corporation, Burlington Resources Inc., EEX Corporation, Enron Oil & Gas Company, Equitable Resources, Inc., Kerr-McGee Corporation (successor by merger to Oryx Energy Company), Noble Affiliates, Inc., Nuevo Energy Company, Pioneer Natural Resources Company, Pogo Producing Company, Santa Fe Snyder Corporation, Union Pacific Resources Group Inc. and Vastar Resources, Inc.

     Our new industry peer group (the "New Peer Group") is comprised of the following: Anadarko Petroleum Corporation, Apache Corporation, Burlington Resources Inc., Devon Energy Corporation, EOG Resources, Inc., Noble Affiliates, Inc., Pioneer Natural Resources Company, Santa Fe Snyder Corporation, Unocal Corporation, Union Pacific Resources Group Inc. and Vastar Resources, Inc.

     We believe the New Peer Group more accurately reflects our industry peers based on size and business focus.

                               OCEAN ENERGY, INC.
                     (FORMERLY SEAGULL ENERGY CORPORATION)
                           COMPARATIVE TOTAL RETURNS
                          DECEMBER 1994-DECEMBER 1999

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
      AMONG THE COMPANY, OLD PEER GROUP, NEW PEER GROUP AND S&P 500 INDEX [PERFORMANCE GRAPH]

                                      Ocean Energy, Inc.    Old Peer Group      New Peer Group          S & P 500
Dec 94                                            100.00            100.00              100.00             100.00
Dec 95                                            116.00            126.00              120.00             138.00
Dec 96                                            115.00            155.00              153.00             169.00
Dec 97                                            108.00            138.00              141.00             226.00
Dec 98                                             33.00             97.00              105.00             290.00
Dec 99                                             41.00            118.00              121.00             351.00
Dec 99

----------------------------------------------------------------------------------------------------------------
                                     12/31/94     12/31/95     12/31/96     12/31/97     12/31/98     12/31/99
----------------------------------------------------------------------------------------------------------------
 The Company                           $100         $116         $115         $108         $ 33         $ 41
 Old Peer Group                        $100         $126         $155         $138         $ 97         $118
 New Peer Group                        $100         $120         $153         $141         $105         $121
 S&P 500                               $100         $138         $169         $226         $290         $351

EXECUTIVE SUPPLEMENTAL RETIREMENT PLAN

     The Company has an Executive Supplemental Retirement Plan (the "Retirement Plan") in which James. T. Hackett participates. The Retirement Plan was established to provide supplemental retirement benefits for those employees who are designated by the Compensation Committee as participants and who complete the required period of employment with the Company. Benefits under the Retirement Plan constitute unfunded, unsecured obligations of the Company. The Retirement Plan provides a benefit for the surviving spouse of a participant who dies before retirement with a vested benefit.

     Subject to specified vesting requirements, a participant is entitled to receive commencing upon termination of his or her employment by the Company or upon his or her normal retirement date, whichever is later, a pension equal to the applicable percentage of average monthly compensation less 50% of his or her social security benefit. Mr. Hackett is 60% vested in his benefit under the Retirement Plan.

     For Mr. Hackett, the applicable percentage is 50%, and the average monthly compensation (including bonus) is determined based on the last three consecutive calendar years of employment with the Company.

Based upon Mr. Hackett's average monthly compensation (including deemed annual salary and annual bonuses for years 1998 and 1999) of $96,506, the estimated vested accrued annual benefit for Mr. Hackett is $341,364 with such payment continuing to the survivor for life upon the death of either Mr. Hackett or his spouse.

              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
                             (ITEM 2 ON PROXY CARD)

     The Board of Directors has appointed the firm of KPMG LLP as independent auditors of the Company for the fiscal year ending December 31, 2000, and recommends ratification by the shareholders of such appointment. Assuming a quorum is present, ratification of KPMG LLP as independent auditors requires the affirmative vote of a majority of the votes entitled to be cast by holders of shares of Common Stock and Convertible Preferred Stock, voting together as a class, who are entitled to vote at the Annual Meeting and who vote for or against or expressly abstain with respect to such approval. Under the Texas Business Corporation Act and the Company's Bylaws, an abstention would have the same legal effect as a vote against this proposal, but a broker non-vote would not be counted for purposes of determining whether a majority had been achieved.

     Unless otherwise instructed or unless authority to vote is withheld, the enclosed proxy will be voted FOR the appointment of KPMG LLP as independent auditors.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THIS PROPOSAL.

     In the event the appointment is not ratified, the Board of Directors will consider the appointment of other independent auditors. The Board of Directors may terminate the appointment of KPMG LLP as the Company's independent auditors without the approval of the shareholders of the Company whenever the Board of Directors deems such termination necessary or appropriate. A representative of KPMG LLP is expected to attend the Annual Meeting and will have the opportunity to make a statement, if such representative desires to do so, and will be available to respond to appropriate questions.

                 SHAREHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

     Shareholders may propose matters to be presented at shareholders' meetings and may also nominate persons to be directors. Formal procedures have been established for those proposals and nominations.

PROPOSALS FOR 2001 ANNUAL MEETING

     Pursuant to various rules promulgated by the SEC, any proposals of holders of Common Stock intended to be presented to the annual meeting of shareholders of the Company to be held in 2001 (the "2001 Annual Meeting") must be received by the Company, addressed to Robert K. Reeves, Corporate Secretary, 1001 Fannin, Suite 1600, Houston, Texas 77002, no later than December 9, 2000, to be included in the Company proxy statement and form of proxy relating to that meeting. With respect to business to be brought before the 2001 Annual Meeting, the Company has not received any notices from its shareholders.

     In addition to the SEC rules described in the preceding paragraph, the Company's bylaws provide that for business to be properly brought before the Company's annual meetings of shareholders, it must be either (a) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors, (b) otherwise brought before the meeting by or at the direction of the Board of Directors or (c) otherwise properly brought before the meeting by a shareholder of the Company who is a shareholder of record at the time of giving of notice hereinafter provided for, who shall be entitled to vote at such meeting and who complies with the following notice procedures. In addition to any other applicable requirements, for business to be brought before an annual meeting by a shareholder of the Company, the shareholder must have given timely notice in writing of the business to be brought before an annual meeting of shareholders of the Company to the Secretary of the Company. If a shareholder fails to provide timely notice of a proposal to be presented at the 2001 Annual Meeting, the proxies designated by the Board of Directors of the Company will have discretionary authority to vote on any such proposal which may come before the meeting. A shareholder's notice to the Secretary shall set forth as to each matter the shareholder proposes to bring before the annual meeting (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) the name and address, as they appear on the Company's books, of the shareholder proposing such business, (iii) the acquisition date, the class and the number of shares of Common Stock which are owned beneficially by the shareholder, (iv) any material interest of the shareholder in such business and (v) a representation that the shareholder intends to appear in person or by proxy at the meeting to bring the proposed business before the meeting. Notwithstanding the foregoing bylaw provisions, a shareholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in the foregoing bylaw provisions. Notwithstanding anything in the Company's bylaws to the contrary, no business shall be conducted at the annual meeting except in accordance with the procedures outlined above.

NOMINATIONS FOR 2001 ANNUAL MEETING AND FOR ANY SPECIAL MEETINGS

     Only persons who are nominated in accordance with the following procedures will be eligible for election as directors. Nominations of persons for election to the Company's Board of Directors may be made at a meeting of shareholders (a) by or at the direction of the Board of Directors or (b) by any shareholder of the Company who is a shareholder of record at the time of giving of notice hereinafter provided for, who shall be entitled to vote for the election of directors at the meeting and who complies with the following notice procedures. Such nominations, other than those made by or at the direction of the Board of Directors, shall be made pursuant to timely notice in writing to the Secretary of the Company. To be timely, a shareholder's notice shall be delivered to or mailed and received at the Company's principal executive offices, 1001 Fannin, Suite 1600, Houston, Texas 77002 (i) with respect to an election to be held at the 2001 Annual Meeting, on or before February 9, 2001 and (ii) with respect to an election to be held at a special meeting of shareholders of the Company for the election of Directors, not later than the close of business on the 10th day following the date on which notice of the date of the meeting was mailed or public disclosure of the date of the meeting was made, whichever first occurs. Such shareholder's notice to the Secretary shall set forth (a) as to each person whom the shareholder proposes to nominate for election or re-election as a director, all information relating to the person that is required to be disclosed in solicitations for proxies for election of directors, or is otherwise required, pursuant to Regulation 14A under the Exchange Act (including the written consent of such person to be named in the proxy statement as a nominee and to serve as a director if elected); and (b) as to the shareholder giving the notice, (i) the name and address, as they appear on the Company's books, of such shareholder, and (ii) the class and number of shares of capital stock of the Company which are beneficially owned by the shareholder. In the event a person is validly designated as a nominee to the Board and shall thereafter become unable or unwilling to stand for election to the Board of Directors, the Board of Directors or the shareholder who proposed such nominee, as the case may be, may designate a substitute nominee. Notwithstanding the foregoing bylaw provisions, a shareholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in the foregoing bylaw provisions.

                                 OTHER MATTERS

     The Board of Directors does not know of any other matters that are to be presented for action at the Annual Meeting. However, if any other matters properly come before the Annual Meeting or any adjournment(s) or postponement(s) thereof, it is intended that the enclosed proxy will be voted in accordance with the judgment of the persons named in the proxy.

                                            By Order of the Board of Directors,

                                        /s/ ROBERT K. REEVES
                                            Robert K. Reeves
                                            Secretary

April 7, 2000

OCE45B                            DETACH HERE

                                     PROXY

                               OCEAN ENERGY, INC.

                 ANNUAL MEETING OF SHAREHOLDERS - MAY 10, 2000
                PROXY SOLICITED ON BEHALF OF BOARD OF DIRECTORS



   The undersigned hereby appoints James T. Hackett and Robert K. Reeves as proxies, each with the power to appoint his substitute, and hereby authorizes each of them to represent and to vote as designated below, all the shares of Common Stock or Series C Convertible Preferred Stock of Ocean Energy, Inc. (the "Company"), held of record by the undersigned at the close of business on March 31, 2000, at the Annual Meeting of Shareholders to be held May 10, 2000, or any adjournment(s) or postponement(s) thereof.

    The undersigned hereby revokes any proxy to vote shares held by the undersigned heretofore given. THE UNDERSIGNED ACKNOWLEDGES THAT THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER AND THAT IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN PROPOSAL 1 AND IN FAVOR OF PROPOSAL 2.

    THIS PROXY MAY BE REVOKED AT ANY TIME PRIOR TO THE VOTING OF THE PROXY BY THE EXECUTION AND SUBMISSION OF A REVISED PROXY, BY WRITTEN NOTICE TO THE SECRETARY OF THE COMPANY OR BY VOTING IN PERSON AT THE MEETING.

-----------                                                          -----------
SEE REVERSE        CONTINUED AND TO BE SIGNED ON REVERSE SIDE        SEE REVERSE
   SIDE                                                                 SIDE
-----------                                                          -----------

                                  DETACH HERE


    PLEASE MARK
    VOTES AS IN
[X] THIS EXAMPLE.



1. Election of Five Directors to serve in Class II until the 2003 Annual        2. Proposal to ratify the        FOR AGAINST ABSTAIN
   Meeting of Shareholders.                                                        appointment by the Board of
   NOMINEES: (01) J. Evans Attwell, (02) Barry J. Galt, (03) Elvis L. Mason        Directors of the firm of       [ ]   [ ]     [ ]
             (04) David K. Newbigging and (05) Dee S. Osborne                      KPMG LLP as independent audi-
                                                                                   tors of the Company for the
             FOR                    WITHHELD                                       fiscal year ending
             ALL    [ ]         [ ] FROM ALL                                       December 31, 2000.
          NOMINEES                  NOMINEES
                                                                                3. In their discretion the proxies are authorized to
    [ ]                                                                            vote upon such other business as may properly
       ------------------------------------------                                  come before the meeting or any adjournment(s) or
         For all nominees except as noted above                                    postponement(s) thereof.

                                                                                MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT  [ ]

                                                                                MARK HERE IF YOU PLAN TO ATTEND THE MEETING    [ ]

                                                                                Please sign exactly as name appears hereon.  When
                                                                                shares are held by joint tenants, both should sign.
                                                                                When signing as attorney, executor, administrator,
                                                                                trustee or guardian, please give full title as such.
                                                                                If a corporation, please sign in full corporate name
                                                                                by president or other authorized officer. If a
                                                                                partnership, please sign in partnership name by
                                                                                authorized person.


Signature:                               Date:          Signature:                            Date:
          -------------------------------     ----------          ----------------------------     ----------